CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002), relating to the consolidated financial statements of TXU Communications Ventures Company and Subsidiaries, contained in Registration Statement No. 333-121086 of Consolidated Communications Illinois Holdings, Inc. under the Securities Act of 1933.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
October 10, 2005